EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 25, 2008

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION
REPORTS FOURTH QUARTER 2007 LOSS

BALTIMORE, MD (January 25, 2008) Bay National Corporation (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a fourth quarter net loss of $564 thousand, or ($0.26) per diluted share, as compared to net income of $479 thousand, or $0.21 per diluted share, in the same quarter of 2006. Net loans increased 9.8% year-over-year. Loan production was funded by aggressively leveraging deposits and short-term borrowing in order to maintain our interest rate margin in a declining rate environment; as a result, there was a modest increase in total assets as compared to December 2006. For the year ending December 31, 2007, the Bank realized net income of $937 thousand, or $0.42 per diluted share.

The fourth quarter loss is primarily attributable to the fact that the Bank strengthened its loan loss provision by $1.8 million during the quarter due to a significant increase in nonperforming assets.  This increase was strictly isolated to the Baltimore-based mortgage division’s portfolio of investor-owned residential construction and reconstruction loans resulting from an unprecedented weakening in the United States housing market. Fortunately, this segment of our loans outstanding represents only 11% of our diversified loan portfolio.

“Credit quality of the Bank’s commercial and industrial loan portfolio, the core of the Bank’s loan portfolio, remains exceptionally strong. It is important to note, that prior to third quarter 2007 real estate related charge-offs of $344,000, Bay National Bank’s net loan charge-offs, since its inception in 2000, totaled less than $7,000.  Bay National Bank remains well capitalized, which is critically important for our shareholders and customers to recognize, and we are particularly pleased that we have no exposure to high-risk mortgage-backed securities in our investment portfolio.” said Hugh W. Mohler, Chairman & CEO.
“While we are very disappointed to report these numbers, we believe it is a prudent strategy to be proactively and aggressively addressing the decline in real estate values. We have also made several important changes to our real estate underwriting policies to better manage future exposure to housing market deterioration which we cannot control.” added Mr. Mohler.

“The making and funding of strategic decisions designed to contribute to our long-term growth and success, including expanding geographically into the BWI Corridor, also impacted our fourth quarter numbers. We made an opportunistic decision to bring on board six seasoned banking executives, led by Brian Israel, to establish a significant presence in one of the fastest-growing regions in Maryland. The Corridor office, located at 8820 Columbia 100 Parkway, is now open for business (410-772-1720).”

“Our steady growth in commercial loans, aggressive interest margin management and expense control, were overshadowed by a confluence of economic, interest rate, and banking industry events. Although we are cautiously optimistic entering 2008, we are committed to adding depth to our management team and building a strong bank for the long-term,” concluded Mr. Mohler.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland—and a loan production office in the Baltimore-Washington corridor. It offers a complete range of corporate, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts, including statements with respect to expansion plans and hiring goals, constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s actions to manage future exposure to housing market deterioration and its long-term growth and success, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, further deterioration of the housing market in its market area that exceeds expectations, technological changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, and other factors which may affect Bay National Corporation specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF DECEMBER 31, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
Total assets	$256,536	$254,805
Cash and due from banks	2,314	2,348
Federal funds sold and other overnight investments	4,859	31,550
Investment securities available for sale	400	698
Other equity securities	1,715	1,117
Loans, net	235,956	214,841
Deposits	201,981	224,149
Short-term borrowings	25,372	1,545
Subordinated debt	8,000	8,000
Stockholders’ equity	19,921	18,842

Common shares outstanding	2,137,633	2,128,867
Book value per share	$9.32	$8.85
Ratio of interest earning assets to interest bearing liabilities	121.35%	126.40%
Stockholders’ equity as a percentage of assets	7.77%	7.39%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

Weighted average yield/rate on:	2007	2006
Loans	8.79%	9.12%
Investments and interest bearing cash balances	3.90%	3.79%
Interest bearing liabilities	4.45%	4.31%
Net interest spread	3.95%	4.40%
Net interest margin	4.82%	5.27%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED DECEMBER 31, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended December 31		Years Ended December 31
	2007	2006	2007	2006
Interest income	$4,762	$5,398	$20,588	$19,781
Interest expense	2,057	2,227	8,765	7,823
Net interest income	2,705	3,171	11,823	11,958
Provision for credit losses	1,776	75	2,126	203
Net interest income after provision for credit losses	929	3,096	9,697	11,755
Non-interest income	204	176	725	777
Non-interest expenses	2,206	2,400	8,993	8,424
Income (loss) before income taxes	(1,073)	872	1,429	4,108
Income tax (benefit) expense	(509)	393	492	1,678
Net loss income (loss)	$(564)	$479	$937	$2,430

PER COMMON SHARE
Basic net income per share*	$(.26)	$.22	$.44	$1.14
Diluted net income per share*	$(.26)	$.21	$.42	$1.09
Average shares outstanding (Basic)*	2,137,633	2,141,754	2,133,174	2,131,882
Average shares outstanding (Diluted)*	2,137,633	2,227,752	2,210,151	2,219,989

STOCK PRICE
High*	$18.00	$18.67	$18.00	$20.91
Low*	$9.70	$16.84	$9.70	$16.27
Close*	$9.75	$17.45	$9.75	$17.45

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend recorded on June 29, 2007

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	December 31, 2007	December 31, 2006
Total deposits	$201,981	$224,149
National market certificates of deposit	(32,661)	(29,587)
Variable balance accounts (1 customer as of December 31, 2007 and 2006)	(6,231)	(8,198)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$166,089	$189,364